Exhibit 7.2

Advanced Instruction to Sell Common Stock

For: Austin Singleton (ONEW)
Account Number: TBD

I am a holder of shares, or options to acquire shares, of the common stock ("Common Stock") of OneWater Marine Inc. (the "Company").   I would like to periodically sell ONEW shares in order to diversify my portfolio. I also wish to take advantage of SEC Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which provides for an affirmative defense from insider trading liability for purchases and sales affected pursuant to a contract, instruction or plan entered into when a person is not aware of any material nonpublic information. This instruction ("Instruction") is intended to constitute a "written plan for trading securities" within the meaning of SEC Rule l0b5-1.

I hereby instruct Truist Investment Services to sell shares of Common Stock pursuant to the specific instructions set forth in Exhibit A hereto attached:

See attached Exhibit“A”

You are authorized to make deliveries of securities and payment of moneys in accordance with your normal practice. All shares to be sold shall have been previously deposited into my account, and you shall not be required to follow this Instruction if shares are not present in my account (or acceptable arrangements to deliver option shares have not been made) prior to the dates on which sales shall occur. If this Instruction requires you to exercise stock options you shall do so in accordance with your normal procedures, and unless instructed otherwise, remit the exercise price and the withholding tax as calculated by the Company. In no instance should you exercise options that are not in the money. The share amount listed on Schedule "A" shall be increased or decreased to reflect stock splits should they occur.   I understand that I shall be responsible to arrange for any filings that may be required under applicable law (e.g., Form 144, Schedule 13D, and Forms 4 and 5), and that I may be subject to the short swing profit rules contained in Section 16 of the Securities Exchange Act of 1934. In this connection, I understand that upon my request, you will assist me in making advance arrangements regarding the filing of Forms 144.

All sales shall be affected in your normal fashion in accordance with your terms and conditions for my account and risk. You may act as principal in any transaction hereunder. I understand that you may not be able to make all of the sales contemplated under this Instruction due to a market disruption or a legal, regulatory or contractual restriction applicable to you or any other event or circumstance. I further understand that even in the absence of such a circumstance, you may be unable to make sales consistent with ordinary principles of best execution due to insufficient volume of trading or other market factors in effect on the date of a sale. I hereby ratify and confirm any and all transactions with you in accordance with this Instruction. I also agree to indemnify and hold Truist Investment Services harmless from and to pay Truist Investment Services promptly on demand any and all losses arising from its reasonable interpretation and performance of this Instruction.

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You will cease making sales under this Instruction as soon as practicable following receipt of written notice from the Company, confirmed by telephone, that the Company has entered into a transaction that results in my being subject to trading restrictions. You shall resume making sales in accordance with this Instruction as soon as practicable after you receive written notice from the Company of the cessation or termination of any such trading restriction. Any sales not made as a result of the imposition of any trading restriction shall be sold in the next following selling period.

While this Instruction is in effect I will not enter into or alter any corresponding or hedging transaction or position with respect to the Common Stock which is subject to this instruction (including any securities convertible or exchangeable into such Common Stock). I agree that until this Instruction has been terminated I will not enter into a binding contract with respect to the purchase or sale of Common Stock with another broker, dealer or financial institution, other than Truist Investment Services, instruct any broker, dealer or financial institution, other than Truist Investment Services, to purchase or sell Common Stock or adopt a trading plan with respect to Common Stock other than this Instruction.

I represent and warrant that I am not presently aware of any material nonpublic information regarding the Company or its securities and that I am currently able to sell Common Stock under the Company's insider trading policies and covenant that I will not discuss or otherwise disclose material nonpublic information to my investment representative or any other of your personnel responsible for carrying out this Instruction. I have obtained the approval of the Company's counsel to enter into this Instruction.

This Instruction may be modified, terminated or amended only by a writing signed by the parties hereto. Any modification or amendment of this Instruction may only occur at a time when I am not aware of material nonpublic information concerning the Company or its securities and I am otherwise permitted to make sales under the Company's insider trading policies. If this Instruction is modified or amended, or if I establish a new plan after termination of this Instruction, no sales shall be made during the [thirty (30) calendar days] immediately following such modification, amendment or termination (other than sales already provided for in the Instruction prior to modification, amendment or termination).

This Instruction shall not be effective until Truist Investment Services confirms its acceptance in writing by signing below. It shall remain in full force and effect until revoked or modified by me in writing. Truist Investment Services may decline to act hereunder upon reasonable notice. I hereby irrevocably authorize you to accept any instruction from the Company to cease or suspend sales hereunder.

Austin Singleton
Date:

Accepted
Truist Investment Services

Dated

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